Third Amendment to the
               Stilwell Financial Inc. 401(k), Profit Sharing and
                          Employee Stock Ownership Plan


The Stilwell Financial Inc. 401(k), Profit Sharing and Employee Stock Ownership Plan, as restated effective November 1, 2001, as previously amended, ("the Plan") is hereby amended, effective January 1, 2002, unless otherwise noted;

1. Effective November 1, 2001, Section 1.05 Compensation is amended by deleting the fourth paragraph of Section 1.05 and replacing it with a new fourth paragraph as follows:

         For the purposes of calculating contributions to the Plan pursuant to
         Article 3, the period used to determine an Employee's Compensation for a Plan year shall be the entire Plan year, regardless of when the Employee became a Participant in the Plan.

2. Section 1.05 Compensation is amended by deleting the second paragraph of Section 1.05 and adding new second and third paragraphs as follows:

         Compensation for any Self-Employed Individual is equal to Earned Income. Earned Income means a Self-Employed Individual's net earnings from self-employment in the trade or business of the Employer, provided his personal services to the Employer are a material income-producing factor. In determining "net earnings," contributions made to this Plan or any other qualified plan on behalf of all Employees will first be deducted. Compensation will not include Earned Income of such individual with respect to a trade or business other than the trades and businesses with respect to which this Plan has been established.

         Notwithstanding the foregoing, Compensation includes any amounts contributed by the Employer on behalf of any Employee, including a Self-Employed Individual, pursuant to a salary reduction agreement which are not included in gross income of the Employee or Self-Employed Individual due to Code Section 125, 402(e)(3), 402(h), 402(k), 403(b) or 457.

3. Section 1.08 Eligible Employee Classification is amended by adding the following employee classification:

                o Employees who are employed outside the United States,
                  participate in a retirement plan sponsored by the Employer outside the United States and accrue benefits funded by the Employer in such plan.




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4.       Section 1.09 Employee is amended by adding the following
         subsection (c):

         (c) Self-Employed Individual

         A Self-Employed Individual means any individual who receives Earned Income from the Employer or would have received Earned Income from the Employer but for the fact that the trade or business carried on by the Employer did not have net profits for the applicable years. A Self-Employed Individual is considered an Employee.

5. Effective September 3, 2002, Section 1.33 of the Plan is amended by adding the following paragraph to the end of Section 1.33:

         Notwithstanding the foregoing provisions of this Section 1.33, the Accrued Benefit of each Participant affected by the partial termination of the Plan due to the merger and reorganization of Stilwell Financial Inc., Janus Capital Corporation, Stilwell Management, Inc., and Berger Financial Group LLC, as publicly announced September 3, 2002, (the "Merger and Reorganization") shall be fully vested and 100% nonforfeitable. For purposes of this Section 1.33, a Participant shall be considered affected by the Merger and Reorganization if such Participant's employment with an Employer ceases as a result of and as part of the Merger and Reorganization. A Participant shall not be considered affected by the Merger and Reorganization if the Participant's employment with an Employer is terminated by an Employer for cause.

6. Effective September 3, 2002, Section 3.04(b) is amended by adding the following paragraph to the end of Section 3.04(b):

         Notwithstanding the foregoing provisions of the Section 3.04(b), a Participant is eligible to receive an allocation of Discretionary Profit Sharing Contributions, regardless of Participant's Hours of Service, if the Participant is affected by the partial termination of the Plan due to the merger and reorganization of Stilwell Financial Inc., Janus Capital Corporation, Stilwell Management, Inc., and Berger Financial Group LLC, as publicly announced September 3, 2002, (the "Merger and Reorganization"). For purposes of this Section 3.04(b), a Participant shall be considered affected by the Merger and Reorganization if such Participant's employment with an Employer ceases as a result of and as part of the Merger and Reorganization as determined in the sole discretion of the Employer; provided however that any Participant whose Expected Last Day of Employment is established by September 30, 2002 shall be considered affected by the Merger and Reorganization. For purposes of this section, Expected Last Day of Employment means the date communicated by the Employer in writing to the Participant as the Participant's expected last day of employment. A participant shall not be considered affected by the Merger and Reorganization if the Participant's employment with an Employer is terminated by an Employer for cause.

7. Effective September 3, 2002, Section 3.05(b) is amended by adding the following paragraph to the end of Section 3.05(b):

         Notwithstanding the foregoing provisions of the Section 3.05(b), a Participant is eligible to receive an allocation of Discretionary Stock Bonus Contributions, regardless of Participant's

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         Hours of Service, if the Participant is affected by the partial termination of the Plan due to the merger and reorganization of Stilwell Financial Inc., Janus Capital Corporation, Stilwell Management, Inc., and Berger Financial Group LLC, as publicly announced September 3, 2002, (the "Merger and Reorganization"). For purposes of this Section 3.05(b), a Participant shall be considered affected by the Merger and Reorganization if such Participant's employment with an Employer ceases as a result of and as part of the Merger and Reorganization as determined in the sole discretion of the Employer; provided however that any Participant whose Expected Last Day of Employment is established by September 30, 2002 shall be considered affected by the Merger and Reorganization. For purposes of this section, Expected Last Day of Employment means the date communicated by the Employer in writing to the Participant as the Participant's expected last day of employment. A participant shall not be considered affected by the Merger and Reorganization if the Participant's employment with the Employer is terminated by an Employer for cause.

8. Appendix is amended by adding the Schedule of Participating Employers as follows:

         Schedule of Participating Employers who have adopted the Plan in accordance with the provisions of Section 8.10:

         Berger Financial Group LLC
         Janus Capital Management LLC
         Stilwell Management, Inc.
         Enhanced Investment Technologies, LLC (effective February 28, 2002) Bay Isle Financial, LLC

9. Except as amended above, the Plan shall remain in full force and effect.


IN WITNESS WHEREOF, the Employer, has caused this instrument to be executed as of the date specified below.

                                              STILWELL FINANCIAL INC.



Dated:    October 2, 2002
                                              By:
                                                      /s/ Gwen E. Royle
                                                  -------------------------


                                              Its:      Vice President
                                                  -------------------------


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